Exhibit 5

Robert J. Patton Vice President, General Counsel & Secretary Lexmark International Inc. 740 West New Circle Road Lexington, KY 40550

June 24, 2015

Lexmark International, Inc.
740 West New Circle Road
Lexington, Kentucky 40550

Re:	Lexmark International, Inc.’s Registration Statement on Form S-8 –
Kofax 2000 Share Option Plan
Kofax 2007 Long-Term Incentive Plan
Kofax Limited 2012 Equity Incentive Plan
Kofax Limited 2015 Equity Incentive Plan

Ladies and Gentlemen:

Lexmark International, Inc. (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of 988,753 shares of the Company’s Class A Common Stock, par value $0.01 (the “Common Stock”), to be issued from time to time pursuant to the terms of the Kofax 2000 Share Option Plan, the Kofax 2007 Long-Term Incentive Plan, the Kofax Limited 2012 Equity Incentive Plan, and the Kofax Limited 2015 Equity Incentive Plan (the “Kofax Plans”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares.

In rendering this opinion, I have examined (a) the Company’s Restated Certificate of Incorporation, (b) the Company’s By-Laws, as amended and restated April 25, 2013, (c) the Kofax Plans, and (d) such records and documents as I have deemed advisable in order to render this opinion. As a result of the foregoing, I am of the opinion that, when issued pursuant to the Plan, the Common Stock that is the subject of the Registration Statement will be legally issued, fully paid, and non-assessable.

I am licensed to practice law in the states of Michigan and Connecticut. While I am not licensed to practice law in the state of Delaware, I am generally familiar with the General Corporation Law of the State of Delaware as presently in effect and have made such inquiries as I consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the General Corporation Law of the State of Delaware and the statutory laws and regulations of the United States, as such laws and regulations presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

I hereby consent to the use and filing of this opinion in connection with the Registration Statement.

Very truly yours,
/s/ Robert J. Patton